UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 20, 2009

TARRANT APPAREL GROUP

(Exact Name of Registrant as Specified in Charter)

California	0-26006	95-4181026
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

801 S. Figueroa Street, Suite 2500 Los Angeles, California	90017
(Address of Principal Executive Offices)	(Zip Code)

(323) 780-8250

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Results of Shareholder Meeting

On August 20, 2009, at a special meeting of shareholders of Tarrant Apparel Group (the “Company”), the Company’s shareholders approved the Agreement and Plan of Merger, dated February 26, 2009, as subsequently amended on June 26, 2009, among the Company, Sunrise Acquisition Company, LLC (“Parent”), Sunrise Merger Company (“Merger Sub”), and Gerard Guez and Todd Kay, pursuant to which (i) Merger Sub will merge with and into the Company and the Company will become a direct wholly-owned subsidiary of Parent and (ii) each outstanding share of the Company’s common stock (other than shares held by Parent, Messrs. Guez and Kay and Todd Kay and Kimberly Smith Kay Trustees Kay Living Trust), will be converted into the right to receive $0.85 in cash without interest and less any applicable withholding taxes.

At the special meeting, there were 30,543,763 shares of common stock outstanding and entitled to vote, of which 24,797,179 shares (81.2% of the shares entitled to vote) were represented at the meeting in person or by proxy. An aggregate of 22,803,899 shares (74.7% of the shares entitled to vote on the merger agreement proposal) voted in favor of the merger agreement, including a majority of the Company’s outstanding shares held by shareholders other than Messrs. Guez and Kay and their respective affiliates. Of the shares voting on the merger proposal at the special meeting, over 92% voted in favor the merger agreement.

A copy of a press release announcing the results of the special meeting of shareholders is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Litigation Update

Further, as previously disclosed in the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on July 7, 2009 in connection with the proposal to approve the Agreement and Plan of Merger, dated as of February 26, 2009, as subsequently amended on June 26, 2009, by and among the Company, Parent and Merger Sub, on April 22, 2009, plaintiff Anthony M. McMichael filed McMichael v. Company Apparel Group, Inc., No. BC 412320, in the Superior Court of the State of California, County of Los Angeles, against the Company, its directors, Parent and Merger Sub (“Action”). The complaint purports to be a class action, and is brought on behalf of the public shareholders of the Company’s common stock, excluding the defendants and their affiliates. The complaint alleges three causes of action: (i) that the individual defendants breached their fiduciary duties to the class by agreeing to sell the Company using an allegedly unfair process, resulting in an allegedly unfair price; (ii) that the individual defendants breached their fiduciary duties of disclosure; and (iii) that the Company, Parent and Merger Sub aided and abetted in these breaches of fiduciary duty. The complaint seeks to permanently enjoin the transaction, monetary damages in an unspecified amount attributable to the alleged breach of duties, and legal fees and expenses.

On August 19, 2009, the Company and the other named defendants entered into a memorandum of understanding with plaintiff’s counsel regarding the proposed settlement of the Action. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement. The stipulation of settlement will be subject to customary conditions, including court approval following notice to Company’s shareholder, and a right to opt out. The stipulation of settlement will provide for a hearing at which the court will consider the fairness, reasonableness and adequacy of the settlement which, if finally approved by the court, will resolve all of the claims that were or could have been brought in the Action, including all claims relating to the merger, the merger agreement and any disclosure made in connection therewith. In connection with the settlement and as provided in the memorandum of understanding, the parties contemplate that plaintiff’s counsel will seek an award of attorneys’ fees and expenses in the amount of up to $200,000 as part of the settlement, which will be paid by Company (or its successor(s)-in-interest). There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the court will approve the settlement on the terms agreed to or upon other acceptable terms. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated. The settlement will not affect the amount of the merger consideration to be paid to Company’s shareholders in the merger. Company and the other named defendants vigorously deny all liability with respect to the facts and claims alleged in the Action, and specifically deny that any further supplemental disclosure was required under any applicable rule, statute, regulation or law. However, to avoid the risk of the Action delaying or adversely affecting the merger and the related transactions, to minimize the expense of defending the Action, Company and the other named defendants have agreed to the proposed settlement described above. Company and the other named defendants further consider it desirable that the Action be settled to avoid the substantial burden, expense, risk, inconvenience and distraction of litigation, and to eliminate the risk of any delay to the closing of the merger caused by the Action.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed herewith:

Exhibit Number	Description

99.1	Press Release, dated August 20, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARRANT APPAREL GROUP

Date: August 20, 2009	By:	/s/ Patrick Chow
Patrick Chow, Chief Financial Officer, Vice President and Assistant Secretary

Exhibit Number	Description

99.1	Press Release, dated August 20, 2009.